Exhibit 10.6

JAZZ PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

(Amended and Restated Effective July 28, 2010)

Effective July 28, 2010, the Board of Directors (the “Board”) of Jazz Pharmaceuticals, Inc. (the “Company”) amended and restated its compensation program for non-employee directors of the Board. Pursuant to this program, each member of the Board who is not an employee or an officer of the Company will receive the following cash compensation for Board services (each, a “Board Retainer”), as applicable, for periods beginning August 15, 2010, with each period from August 15 of any year until August 14 of the following year to be a “Compensation Year”:

•	a $35,000 annual retainer for service as a Board member for each Compensation Year, which will be earned and payable in advance in two equal semi-annual installments as described below;

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a $20,000 supplemental annual retainer for each Compensation Year for the chair of the Audit Committee; $15,000 for the Chair of the Compensation Committee; and $10,000 for the Chair of the Nominating and Corporate Governance Committee, which will be earned and payable in advance in two equal semi-annual installments as described below; and

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a supplemental annual retainer for each Compensation Year for each member of the following committees other than the Chairs, in the following amounts: $10,000 for members of the Audit Committee; $7,500 for members of the Compensation Committee; $5,000 for members of the Nominating and Corporate Governance Committee; and $5,000 for members of the Corporate Strategy Committee, which will be earned and payable in advance in two equal semi-annual installments as described below.

For individuals who are providing service as a member of the Board prior to the start of a new Compensation Year, the Board Retainers described above will be earned and payable in advance in two equal semi-annual installments on August 15 and February 15 of each Compensation Year.

For a new member of the Board joining the Board on or after August 15 of any Compensation Year, the Board Retainers described above will be earned and payable in advance on (1) the 31st day following the individual’s initial election or appointment to the Board and (2) if such 31st day is prior to February 15 of the Compensation Year in which he or she is first elected or appointed, February 15 of such Compensation Year. In addition, the Board retainers described above will be pro rated for the then on-going Compensation Year in which he or she is first elected or appointed based on the number of days the director serves on the Board and each committee, as applicable (beginning with the date of the first Board meeting the new director attends as a director on or after the date of his/her initial election or appointment to the Board) until the next August 15. If the director is first entitled to a Board Retainer prior to February 15 of a Compensation

Year, the director would receive the pro-rated amount of the Board Retainer for the on-going semi-annual period in which he or she first attends such meeting, and the full semi-annual amount of the Board Retainer for the remaining semi-annual period on February 15. Notwithstanding the foregoing payment schedules, a director may be permitted to defer receipt of his or her Board Retainer pursuant to the Company’s Directors Deferred Compensation Plan.

The Company will continue to reimburse its non-employee directors for their reasonable expenses incurred in attending meetings of the Board and committees of the Board, promptly after each Board meeting and submission of appropriate documentation of the expenses to be reimbursed.

In addition, members of the Board who are not employees or officers of the Company will receive non-statutory stock options under the Company’s 2007 Non-Employee Directors Stock Option Plan (the “Directors Plan”), subject to the terms of the Directors Plan. Each new non-employee director joining the Board for the first time will automatically be granted a non-statutory stock option to purchase 30,000 shares of common stock under the Directors Plan, which option will be granted on the first trading day of the next open trading window under the Company’s Window Trading Policy occurring on or after the date of the first meeting of the Board attended by the new director held on or after the date of the director’s initial appointment or election to the Board (or, if such first Board meeting is attended during an open trading window, then on the date of such meeting) (the “Initial Grant Date”), subject to his or her continued service as a non-employee director on such date. Such stock option will have an exercise price equal to the fair market value of the Company’s common stock on the Initial Grant Date, as determined in accordance with the Directors Plan. On the first trading day of the Company’s next open trading window under the Company’s Window Trading Policy occurring on or after August 15 of each Compensation Year (or if August 15 of any Compensation Year occurs during an open trading window, then August 15, or the next trading day during that during that open window (if any), if August 15 is not a trading day) (each, an “Annual Grant Date”), each non-employee director will automatically be granted a non-statutory stock option to purchase 12,500 shares of common stock under the Directors Plan with an exercise price equal to the fair market value of the Company’s common stock on the applicable Annual Grant Date, as determined in accordance with the Directors Plan. The initial grants for new directors will vest with respect to one-third of the shares on the first anniversary of the date of the director’s initial appointment or election to the Board, and the balance in a series of 24 successive equal monthly installments thereafter. The annual grants will vest in a series of 12 successive equal monthly installments measured from August 15 of the Compensation Year as to which the annual grants are granted. All stock options granted under the Directors Plan will have a term of ten years. The foregoing summary of the stock options to be granted under the Directors Plan is subject to all of the terms and conditions of the Directors Plan and form of option agreement thereunder. In the event of any conflict, inconsistency, or incongruity between this summary and any provision of the Directors Plan, the provisions of the Directors Plan shall govern and control.

As approved by the Board on July 28, 2010.

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